                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-65679

          PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED OCTOBER 29, 1998.

                                  $500,000,000

                    Household International Netherlands B.V.

                     6.2% Senior Notes Due December 1, 2003

             Guaranteed as to Payment of Principal and Interest by

                         Household International, Inc.

                                  -----------

Interest on the Notes is payable on June 1 and December 1, commencing on June 1, 1999. The Notes are not redeemable prior to maturity, except that the Notes may be redeemed if, at any time, the Company or Household
       International has been or will be required to pay additional amounts with respect to the Notes. See "Description of the
                  Notes" for a complete description of terms.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Notes or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary
                             is a criminal offense.

                                                                           Underwriting
                                                            Price to      Discounts and     Proceeds to
                                                           Public (1)      Commissions      Company (1)
                                                        ----------------  --------------  ----------------
Per Note..............................................        100%             .45%            99.55%
Total.................................................  $    500,000,000   $  2,250,000   $    497,750,000

(1) Plus accrued interest, if any, from December 2, 1998.

    Delivery of the Notes, in book-entry form only, will be made through The Depository Trust Company on or about December 2, 1998, against payment in immediately available funds.

Credit Suisse First Boston
               Chase Securities Inc.
                              Donaldson, Lufkin & Jenrette
                                             Salomon Smith Barney

                 Prospectus Supplement dated November 19, 1998.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                                 --------------

                               TABLE OF CONTENTS

                                    PAGE
                                    --
        PROSPECTUS SUPPLEMENT

DESCRIPTION OF THE NOTES..........  S-3
CERTAIN TAX MATTERS...............  S-5
USE OF PROCEEDS...................  S-5
RATIOS OF EARNINGS TO FIXED
  CHARGES.........................  S-6
UNDERWRITING......................  S-7
NOTICE TO CANADIAN RESIDENTS......  S-8
LEGAL OPINIONS....................  S-9
EXPERTS...........................  S-9

                                    PAGE
                                    --
              PROSPECTUS

ABOUT THIS PROSPECTUS.............   2
WHERE YOU CAN FIND MORE
  INFORMATION.....................   2
SPECIAL NOTE REGARDING FORWARD-
  LOOKING STATEMENTS..............   3
HOUSEHOLD INTERNATIONAL...........   3
HOUSEHOLD INTERNATIONAL
  NETHERLANDS B.V.................   3
USE OF PROCEEDS...................   4
RATIOS OF EARNINGS TO FIXED
  CHARGES.........................   4
DESCRIPTION OF DEBT SECURITIES AND
  GUARANTEES......................   4
DESCRIPTION OF WARRANTS...........  11
PLAN OF DISTRIBUTION..............  12
ERISA MATTERS.....................  13

                            DESCRIPTION OF THE NOTES

    The following description of the terms of the 6.2% Senior Notes due December 1, 2003 (the "Notes") offered hereby (referred to in the Prospectus as the "Offered Debt Securities") supplements, insofar as such description relates to the Notes, the description of the Debt Securities set forth in the Prospectus under the heading "Description of Debt Securities and Guarantees," to which description reference is hereby made.

    The Notes will be issued in fully registered form only in denominations of $100,000 or any amount in excess thereof which is an integral multiple of $1,000. The Notes will mature on December 1, 2003.

    Interest on the Notes at the rate of 6.2% per annum will be payable semiannually on June 1 and December 1, beginning June 1, 1999, to the persons in whose names the Notes are registered at the close of business on the fifteenth day of the preceding month, except that interest payable at maturity shall be paid to the same persons to whom principal of the Notes is payable.

    Subject to certain exceptions and limitations, the Company will pay as additional interest on the Notes, such additional amounts as are necessary in order that the net payment by the Company or a paying agent of the principal and interest on the Notes, after deduction for any present or future tax, assessment or governmental charge of The Netherlands or a political subdivision or taxing authority thereof or therein imposed by withholding with respect to such payment, will not be less than the amount provided in the Notes to then be due and payable. See "Payment of Additional Amounts."

    The Notes are not redeemable at the option of the Company prior to maturity, except that the Notes may be redeemed, as a whole but not in part, at a redemption price equal to 100% of their principal amount, together with interest thereon to the date of redemption, if at any time the Company or Household International has been or will be required to pay additional amounts with respect to the Notes. See "Optional Tax Redemption." The Notes will not be entitled to any sinking fund.

    The Notes will be unconditionally guaranteed as to payment of principal and interest (including additional amounts) by Household International. See "Description of Debt Securities and Guarantees-- Guarantees" in the Prospectus.

    The Notes and the Guarantees will be issued under an Indenture dated as of September 1, 1998, among the Company, Household International and The Chase Manhattan Bank, as Trustee.

PAYMENT OF ADDITIONAL AMOUNTS

    If any deduction or withholding for any present or future taxes, assessments or other governmental charges of The Netherlands or any political subdivision or taxing authority thereof or therein shall at any time be required in respect of any amounts to be paid by the Company or Household International under the Notes, the Company or Household International will pay as additional interest such additional amounts as may be necessary in order that the said amounts paid to the Holder of any Note pursuant to the terms of such Note, after such deduction or withholding, will be not less than the amounts specified in such Note to be then due and payable; provided, however, that the Company or Household International shall not be required to make any payment of additional amounts for or on account of:

        (a) any tax, assessment or other governmental charge which would not have been imposed but for (i) the existence of any present or former connection between such Holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such Holder, if such Holder is an estate, trust, partnership or corporation) and The Netherlands or any political subdivision or territory or possession of The Netherlands or area subject to its jurisdiction, including, without limitation, such Holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident or treated as a resident thereof, being or having been present or engaged in trade or business therein or having had a permanent establishment therein or

    (ii) the presentation of a Note (where presentation is required) for payment on a date more than 20 days after the date on which such payment became due and payable or the date on which payment thereof was duly provided for, whichever occurs later;

        (b) Any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

        (c) Any tax, assessment or other governmental charge which is payable otherwise than by withholding from payments of (or in respect of) principal of or interest on the Notes;

        (d) any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure to comply by the Holder or the beneficial owner with a request of the Company or Household International addressed to the Holder to provide information concerning the nationality, residence or identity of the Holder or beneficial owner of the Note, and to make such declaration or other similar claim or reporting requirement, which is required by statute, treaty or regulation of The Netherlands as a precondition to exemption from all or part of such tax, assessment or other governmental charge; or

        (e) any combination of items (a), (b), (c) and (d) above;

nor will additional amounts be paid with respect to any payment of the principal or interest on any Note to any such Holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of The Netherlands (or any political subdivision or taxing authority of or in The Netherlands) to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary or member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had it been the Holder of such Note.

OPTIONAL TAX REDEMPTION

    The Notes may be redeemed, at the option of the Company or Household International, in whole but not in part, upon not less than 30 nor more than 60 days' notice given as provided in the Indenture, at any time at a redemption price equal to the principal amount thereof plus accrued interest to the date fixed for redemption if, as a result of any change in or amendment to the laws or any regulations or rulings promulgated thereunder of The Netherlands or any political subdivision or taxing authority thereof or therein or any change in the official application or interpretation of such laws, regulations or rulings, or any change in the official application or interpretation of, or any execution of or amendment to, any treaty or treaties affecting taxation to which The Netherlands is a party, which change, execution or amendment becomes effective on or after the original issue date of the Notes, the Company or Household International has been or will be required to pay additional amounts with respect to the Notes as described above under "Payment of Additional Amounts."

    The Company or Household International will also pay, or make available to Holders on the date of redemption any additional amounts (as described above under "Payment of Additional Amounts") resulting from the payment of such redemption price.

BOOK-ENTRY SYSTEM

    The Notes will be represented by one or more global securities (the "Global Security"). The Global Security will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of a nominee of the Depositary. See "Description of Debt Securities and Guarantees--Book-Entry System" in the Prospectus.

                              CERTAIN TAX MATTERS

    The following is a summary of the principal United States and Netherlands income tax consequences with respect to the purchase, ownership and disposition of a Note by a Holder that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, or any estate or trust the income of which is subject to United Stated Federal income taxation regardless of its source (a "United States Holder"). This summary is based on facts as they exist and laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change, and is included for general information only and may not apply to all United States Holders. Prospective purchasers of Notes should consult their own tax advisors in determining the United States, Netherlands and any other tax consequences to them of the purchase, ownership and disposition of Notes or beneficial interests therein.

UNITED STATES TAXATION

    Due to the guarantee of the Notes by Household International, it is possible that any interest paid on the Notes will be considered as U.S. source income for United States income tax purposes (including for purposes of computing a Holder's U.S. foreign tax credit limitation).

    Upon the sale, exchange or redemption of a Note, a United States Holder will recognize a gain or loss, if any, for United States Federal income tax purposes equal to the difference between the amount realized on the sale, exchange or redemption and the United States Holder's tax basis in the Note. Such gain or loss generally will be capital gain or loss if the Note is held as a capital asset.

    A 31% backup withholding tax and an information reporting requirement is applicable to certain non-corporate United States Holders with respect to payments of principal and interest on, and the proceeds of the sale of, the Notes unless such United States Holder makes certain written certifications and provides certain identifying information in accordance with applicable requirements or otherwise establishes an exemption. Any amounts withheld under the backup withholding rules from a payment to a Holder would be allowed as a refund or a credit against such United States Holder's Federal income tax provided that the required information is furnished to the United States Internal Revenue Service.

THE NETHERLANDS TAXATION

    No income taxes will be payable under the tax laws of The Netherlands on payments of principal or interest on a Note to, or on a disposition of a Note by, a Holder who is not a resident, nor deemed to be a resident, of The Netherlands, assuming the Holder does not have an enterprise nor an interest in an enterprise which carries on business in The Netherlands through a permanent establishment or permanent representative to which or to whom the interest on the Note is attributable or to which or to whom the Note belongs.

    No payment of principal or interest in respect of the Notes will be subject to Netherlands withholding tax.

                                USE OF PROCEEDS

    The Company will loan the net proceeds from the sale of the Securities to HFC Bank plc to be used for general corporate purposes, including to fund extensions of credit to its subsidiaries and to consumers in the United Kingdom; to reduce other outstanding indebtedness (which may include indebtedness owed to its affiliates, including Household International); or to fund acquisitions of other companies or portfolios.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    The ratios of earnings to fixed charges for Household International and subsidiaries for the periods indicated below were as follows:

                                                                   NINE MONTHS ENDED
                                                                     SEPTEMBER 30,                 YEAR ENDED DECEMBER 31,
                                                                ------------------------  ------------------------------------------
                                                                   1998         1997        1997       1996       1995       1994
                                                                -----------  -----------  ---------  ---------  ---------  ---------
Household International and subsidiaries......................        1.22         1.63        1.58       1.54       1.42       1.43


                                                                  1993
                                                                ---------
Household International and subsidiaries......................       1.42

    For purposes of calculating the ratio, earnings consist of income from continuing operations to which has been added income taxes and fixed charges. For Household International, fixed charges consist of interest on all indebtedness (including capitalized interest) and one-third of rental expense (approximate portion representing interest). The September 30, 1998 ratio has been impacted by the one-time merger and integration costs associated with the merger of Household International and Beneficial Corporation. Excluding the merger and integration costs, the September 30, 1998 ratio would have been 1.73.

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in an Underwriting Agreement dated November 19, 1998 (the "Underwriting Agreement"), the Underwriters named below (the "Underwriters") have severally but not jointly agreed to purchase from the Company the following respective principal amounts of the Notes:

                                                                                  PRINCIPAL
            UNDERWRITER                                                             AMOUNT
------------------------------------------------------------------------------  --------------
Credit Suisse First Boston Corporation........................................  $  125,000,000
Chase Securities Inc..........................................................     125,000,000
Donaldson, Lufkin & Jenrette Securities Corporation...........................     125,000,000
Salomon Smith Barney Inc......................................................     125,000,000
                                                                                --------------
    Total.....................................................................  $  500,000,000
                                                                                --------------
                                                                                --------------

    The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the Notes, if any are purchased. The Underwriting Agreement provides that, in the event of a default by an Underwriter, in certain circumstances the purchase commitments of non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

    The Company estimates that its expenses associated with the offer and sale of the Notes will be $550,000.

    The Company has been advised by the Underwriters that the Underwriters propose to offer the Notes to the public initially at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession of .275% of the principal amount per Note, and the Underwriters and such dealers may allow a discount of .250% of such principal amount per Note on sales to certain other dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the Underwriters.

    The Notes are a new issue of securities with no established trading market. The Underwriters have advised the Company that they intend to act as market makers for the Notes. However, the Underwriters are not obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

    The Company and Household International have agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, or to contribute to payments which the Underwriters may be required to make in respect thereof.

    The Notes are offered for sale in those jurisdictions in the United States and Canada where it is lawful to make such offers.

    Certain of the Underwriters and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, and/or perform services, including commercial and investment banking services, for, Household International and its subsidiaries in the ordinary course of business.

    The Underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Underwriters to reclaim a selling concession from a syndicate member when the Notes originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Notes to be higher than it would otherwise be in the absence of such transactions. Neither the Company nor the Underwriters make any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

    It is expected that delivery of the Notes will be made against payment therefor on or about the date specified in the last paragraph of the cover page of this Prospectus, which is the eighth business day following the date hereof. Under Rule 15c6-1 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date hereof or the next four succeeding business days will be required, by virtue of the fact that the Notes initially will settle in T+8, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

    The distribution of the Notes in Canada is being made only on a private placement basis exempt from the requirement that the Company and Household International prepare and file a prospectus with the securities regulatory authorities in each province where trades of Notes are effected. Accordingly, any resale of the Notes in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Notes.

REPRESENTATIONS OF PURCHASERS

    Each purchaser of Notes in Canada who receives a purchase confirmation will be deemed to represent to the Company and Household International and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Notes without the benefit of a prospectus or offering memorandum qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

    The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under SECURITIES ACT (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

    All of the Company's and Household International's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the Company, Household International or such persons. All or a substantial portion of the assets of the Company, Household International and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgement against the Company, Household International or such persons in Canada or to enforce a judgement obtained in Canadian courts against the Company, Household International or such persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

    A purchaser of Notes to whom the SECURITIES ACT (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Notes acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of Notes acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

    Canadian purchasers of Notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Notes in their particular circumstances and with respect to the eligibility of the Notes for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL OPINIONS

    The legality of the Notes and the Guarantees will be passed upon by John W. Blenke, Vice President -- Corporate Law and Assistant Secretary for Household International. As of the date of this Prospectus Supplement, Mr. Blenke is a full-time employee and an officer of Household International and owns, and holds options to purchase, shares of Common Stock of Household International. Certain legal matters will be passed upon for the Underwriters by McDermott, Will & Emery, Chicago, Illinois.

                                    EXPERTS

    The financial statements and schedules of Household International and its subsidiaries incorporated by reference in the Prospectus Supplement, to the extent and for the periods indicated in its reports, have been audited by Arthur Andersen, LLP, independent public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                    HOUSEHOLD INTERNATIONAL NETHERLANDS B.V.

                                     ISSUER
                                  $750,000,000
                                  SENIOR NOTES
                                      AND
                       WARRANTS TO PURCHASE SENIOR NOTES

                         HOUSEHOLD INTERNATIONAL, INC.

                                   GUARANTOR

    Household International Netherlands B.V. may sell at one or more times up to $750,000,000 of its debt securities and warrants to purchase debt securities. Household International, Inc. owns Household International Netherlands B.V. and is guaranteeing that all scheduled payments will be made on the debt securities. We will provide specific terms of the securities which we may offer at any time in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

                            ------------------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                            ------------------------

                THE DATE OF THIS PROSPECTUS IS OCTOBER 29, 1998.

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission ("SEC") utilizing a "shelf" registration process. Under this process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $750,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering. The prospectus supplement may also add, update, or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION.

                      WHERE YOU CAN FIND MORE INFORMATION

    Household International files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document filed by Household International at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. SEC filings are also available to the public on the SEC's Internet web site at http:\\www.sec.gov.

    Because Household International Netherlands B.V. is wholly owned by Household International and exists only to issue debt securities and loan the funds it receives from such issuances to an affiliated company, it is not required to file such reports and information.

    The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC later will automatically update and supersede this information. We incorporate by reference the Household International documents listed below and any future filings made by Household International or Household International Netherlands B.V. with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities.

    - Annual Report on Form 10-K for the year ended December 31, 1997;

    - Quarterly Reports on Forms 10-Q for the quarters ended March 31 and June 30, 1998;

    - Current Reports on Forms 8-K dated January 21, March 6, April 7, April 20, June 30, August 14, and September 1, 1998.

    You may request a copy of these filings, at no cost, by writing or telephoning us at: Household International, Inc., Office of the Secretary, Prospect Heights, Illinois 60070, Telephone (847) 564-5000.

    You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different or additional information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Certain of the matters discussed under the caption "Household International" and elsewhere in this prospectus or in the information incorporated by reference herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such information may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Household International to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

                            HOUSEHOLD INTERNATIONAL

    Household International, Inc. ("Household International") is a holding company for various subsidiaries which operate in the consumer financial services industry. Household International's principal executive office is located at 2700 Sanders Road, Prospect Heights, Illinois 60070 (telephone:
847-564-5000).

    Through subsidiaries, such as Household Finance Corporation, Household Bank, f.s.b., Household Automotive Finance Corporation, Household Bank (Nevada), National Association, Household Bank (SB), National Association, Household Financial Corporation Limited, and HFC Bank plc, Household International offers numerous consumer finance products, including home equity loans secured by first and second mortgages, revolving and closed-end unsecured personal loans, non-prime automobile loans, private label credit cards, MasterCard* and VISA* credit cards and tax refund anticipation loans. Also, in conjunction with its consumer finance business, and where applicable laws permit, Household International offers credit life and credit accident, health and disability insurance to its customers. This insurance is generally directly written by or reinsured with one of its insurance subsidiaries.

    Household International is principally a holding company whose primary source of funds is cash received from its subsidiaries primarily in the form of dividends and borrowings under intercorporate agreements. Dividend distributions to Household International from its savings and loan, banking and insurance subsidiaries may be restricted by federal and state laws and regulations. Dividend distributions from its foreign subsidiaries may also be restricted by exchange controls of the country in which the subsidiary is located. Also, as a holding company the rights of any creditors of Household International to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except to the extent that Household International may itself be a creditor with recognized claims against the subsidiary. Nevertheless, there are no restrictions that currently materially limit Household International's ability to make payments to its creditors nor are there any restrictions which Household International reasonably believes are likely to limit materially such payments in the future.

                    HOUSEHOLD INTERNATIONAL NETHERLANDS B.V.

    Household International Netherlands B.V. (the "Company") was organized under the Dutch Civil Code on September 14, 1990. The Company is a wholly-owned indirect subsidiary of Household International (U.K.) Limited ("U.K. Limited"), which is an indirect subsidiary of Household International and a holding company for all operations of Household International in the United Kingdom. The Company was organized solely to serve as a source of financing, directly or indirectly, for HFC Bank plc. HFC Bank plc, is also a wholly-owned subsidiary of U.K. Limited and is the principal operating subsidiary of Household International in the United Kingdom.

------------------------

* MasterCard and VISA are registered trademarks of MasterCard International Incorporated and VISA USA, Inc., respectively.

    The registered office of the Company is at Hoekenrode 6, 1102 BR, Amsterdam, Netherlands. The Company's telephone number is 31-20-6298033. The Company's principal business activity has been and will be to provide funds to HFC Bank plc for general corporate purposes.

    The enforcement by investors of civil liabilities under U.S. federal securities laws may be affected adversely by the fact that the Company is incorporated or organized under the laws of the Netherlands, that some or all of its officers and directors may be residents of the Netherlands and that all or a substantial portion of the assets of the Company and of those persons may be located outside the United States.

                                USE OF PROCEEDS

    The Company will loan the net proceeds from the sale of the Securities to HFC Bank plc to be used for general corporate purposes, including to fund extensions of credit to its subsidiaries and to consumers in the United Kingdom; to reduce other outstanding indebtedness (which may include indebtedness owed to its affiliates, including Household International); or to fund acquisitions of other companies or portfolios.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    The ratios of earnings to fixed charges for Household International for the periods indicated below were as follows:

                                                                 SIX MONTHS ENDED JUNE
                                                                          30,                     YEAR ENDED DECEMBER 31,
                                                                 ----------------------  ------------------------------------------
                                                                    1998        1997       1997       1996       1995       1994
                                                                    -----     ---------  ---------  ---------  ---------  ---------
Household International and subsidiaries.......................         .96        1.61       1.58       1.54       1.42       1.43


                                                                   1993
                                                                 ---------
Household International and subsidiaries.......................       1.42

    For purposes of calculating the ratio, earnings consist of income from continuing operations to which has been added income taxes and fixed charges. For Household International, fixed charges consist of interest on all indebtedness (including capitalized interest) and one-third of rental expense (approximate portion representing interest). The June 30, 1998 ratio has been impacted by the one-time merger and integration costs associated with the merger of Household International and Beneficial Corporation. Excluding the merger and integration costs, the June 30, 1998 ratio would have been 1.74.

                 DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

    The Company may offer from time to time, one or more series of unsecured senior notes ("Debt Securities") and warrants ("Warrants") to purchase Debt Securities (the Debt Securities and Warrants being hereafter collectively called the "Securities"). The Securities offered pursuant to this prospectus may have an aggregate offering price up to U.S. $750,000,000, or the equivalent thereof if any of the Securities are denominated in a foreign currency or a foreign currency unit.

    The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any supplement to this prospectus ("Prospectus Supplement") may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities") and the extent to which such general terms and provisions may apply to the Offered Debt Securities will be described in the Prospectus Supplement relating to such Offered Debt Securities.

DEBT SECURITIES

    The Offered Debt Securities will constitute unsecured senior debt of the Company, will rank on a parity with other unsecured senior debt of the Company and will be unconditionally guaranteed as to payment of principal, interest and premium, if any, by Household International. The Offered Debt

Securities will be issued under one of two indentures described herein (the "Indentures"). Copies of the forms of the Indentures are filed as exhibits to the Registration Statement which registers the Securities and the Guarantees with the SEC. The following summaries do not purport to be complete and, where particular provisions of the Indentures are referred to, such provisions, including definitions of certain terms, are incorporated by reference as part of such summaries, which are qualified in their entirety by such reference.

    The Indentures provide that Debt Securities may be issued thereunder from time to time in one or more series and do not limit the aggregate principal amount of the Debt Securities, except as may be otherwise provided with respect to any particular series of Offered Debt Securities.

    Unless otherwise indicated in the Prospectus Supplement with respect to any particular series of Offered Debt Securities, the Debt Securities will be issued in definitive registered form without coupons, will be exchangeable for authorized denominations and will be transferable at any time or from time to time. No charge will be made to any Holder for any exchange or registration of transfer except for any tax or governmental charge incident thereto. Unless otherwise specified in the Prospectus Supplement, the Debt Securities will be issued only in denominations of U.S. $100,000, or the equivalent thereof, or any amount in excess thereof which is an integral multiple of U.S. $1,000. The Debt Securities of any series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary. See "Book-Entry System" below.

    Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for the following terms and other information to the extent applicable with respect to the Offered Debt
Securities: (1) the title of the Offered Debt Securities; (2) any limit on the aggregate principal amount of the Offered Debt Securities; (3) the price (expressed as a percentage of the aggregate principal amount thereof) the Company will be paid for the Offered Debt Securities and the initial offering price, if any, at which the Offered Debt Securities will be offered to the public; (4) the currency, currencies or currency units for which the Offered Debt Securities may be purchased and the currency, currencies or currency units in which the principal of and any interest on such Offered Debt Securities may be payable; (5) the date or dates on which the Offered Debt Securities will mature; (6) the rate or rates (which may be fixed or variable) per annum at which the Offered Debt Securities will bear interest, if any; (7) the date from which such interest, if any, on the Offered Debt Securities will accrue, the dates on which such interest, if any, will be payable, the date on which payment of such interest, if any, will commence and the Regular Record Dates for such Interest Payment Dates, if any; (8) the dates, if any, on which and the price or prices at which the Offered Debt Securities will, pursuant to any mandatory sinking fund provisions, or may, pursuant to any optional sinking fund or purchase fund provisions, be redeemed by the Company and the other detailed terms and provisions of such sinking and/or purchase funds; (9) the date, if any, after which and the price or prices at which the Offered Debt Securities may, pursuant to any optional redemption provisions, be redeemed at the option of the Company or of the Holder thereof and the other detailed terms and provisions of such optional redemption; (10) the denominations in which the Offered Debt Securities are authorized to be issued; (11) the securities exchange, if any, on which the Debt Securities will be listed; and (12) additional provisions, if any, with respect to the Offered Debt Securities. However, with respect to Offered Debt Securities sold through dealers acting as agents, the maturities and interest rates of such Offered Debt Securities may be established by the Company from time to time and, if not set forth in the Prospectus Supplement relating thereto, will be made available through such dealers.

    If any of the Debt Securities are sold for foreign currencies or foreign currency units or if the principal of or any interest on any series of Debt Securities is payable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Debt Securities and such currencies or currency units will be set forth in the Prospectus Supplement relating thereto.

    Debt Securities may be issued as Original Issue Discount Securities to be offered and sold at a discount below their stated principal amount. "Original Issue Discount Securities" means any Debt Securities that provide for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof upon the occurrence of the Event of Default and the continuance thereof. As used in the following summary of certain terms of the Debt Securities, the term "principal amount" means, in the case of any Original Issue Discount Security, the amount that would then be due and payable upon acceleration of the maturity thereof, as specified in such Debt Securities.

GUARANTEES

    Household International will unconditionally guarantee the due and punctual payment of the principal of, premium, if any, and interest on the Debt Securities when and as the same shall become due and payable, whether at maturity, upon redemption or otherwise. The guarantees of the Debt Securities (the "Guarantees") are unsecured obligations of Household International and will rank equally with all other unsecured and unsubordinated obligations of Household International. The Guarantees provide that in the event of a default in payment of principal, premium, if any, or interest on a Debt Security, the Holder of the Debt Security may institute legal proceedings directly against Household International to enforce the Guarantee without first proceeding against the Company. The Indentures provide that Household International may, without the consent of any Holder, under certain circumstances assume all rights and obligations of the Company under the Indentures with respect to a series of Debt Securities. Upon such an assumption, the Company shall be released from its liabilities with respect to such series of Debt Securities. (Section 2.12)

    Household International is principally a holding company whose primary source of funds is dividends from its subsidiaries. Dividend distributions to Household International from its savings and loan, banking and insurance subsidiaries may be restricted by federal and state laws and regulations. Dividend distributions from its foreign subsidiaries, including the Company, may also be restricted by exchange controls of the country in which the subsidiary is located. Also, as a holding company the rights of any creditors or stockholders of Household International to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except to the extent that Household International may itself be a creditor with recognized claims against the subsidiary. Nevertheless, there are no restrictions that currently materially limit Household International's ability to make payments to its creditors at current levels nor are there any restrictions which Household International reasonably believes are likely to limit materially such payments in the future.

BOOK-ENTRY SYSTEM

    If so indicated in the Prospectus Supplement with respect to any series of Offered Debt Securities, such Offered Debt Securities will be represented by one or more global securities (the "Global Security"). The Global Security will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of a nominee of the Depositary. Except under circumstances described below, such Offered Debt Securities will not be issuable in definitive form.

    The Depositary has advised the Company and any underwriters, dealers or agents named in the applicable Prospectus Supplement as follows: the Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own the

Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

    Upon the issuance of the Global Security, the Depositary will credit on its book-entry registration and transfer system the accounts of participants with the respective principal amounts of the Offered Debt Securities represented by the Global Security. Ownership of beneficial interests in the Global Security will be limited to persons that have accounts with the Depositary or its nominee ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in the Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of participants) and on the records of participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in the Global Security.

    So long as the Depositary or its nominee is the registered owner of the Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Offered Debt Securities represented by the Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in the Global Security will not be entitled to have Offered Debt Securities represented by the Global Security registered in their names, will not receive or be entitled to receive physical delivery of Offered Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture.

    Principal and interest payments on Offered Debt Securities registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security. None of the Company, the Trustee, any paying agent or the registrar for the Offered Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the Global Security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

    The Company expects that the Depositary for the Offered Debt Securities or its nominee, upon receipt of any payment of principal or interest, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security as shown on the records of the Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants.

    If the Depositary is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Company within 90 days, the Company will issue Offered Debt Securities in definitive form in exchange for the entire Global Security. In addition, the Company may at any time and in its sole discretion determine not to have the Offered Debt Securities represented by the Global Security and, in such event, will issue Offered Debt Securities in definitive form in exchange for the entire Global Security. In any such instance, an owner of a beneficial interest in the Global Security will be entitled to physical delivery in definitive form of Offered Debt Securities represented by the Global Security equal in principal amount to such beneficial interest and to have such Offered Debt Securities registered in its name. Offered Debt Securities so issued in definitive form will be issued as registered Offered Debt Securities in denominations of $1,000 and integral multiples thereof, unless otherwise specified by the Company.

INDENTURES

    Offered Debt Securities and the related Guarantees will be issued under (i) an Indenture dated as of September 1, 1998, among the Company, Household International and The First National Bank of Chicago, as Trustee, or (ii) an Indenture dated as of September 1, 1998, among the Company, Household International and The Chase Manhattan Bank, as Trustee.

    Unless a different place is specified in the Prospectus Supplement with respect to any particular series of Debt Securities, principal of and interest, if any, on Debt Securities will be payable at the office or agency of the respective Trustee or Paying Agent, if any, in New York, New York, provided, however, that payment of interest may be made at the option of the Company by check or draft mailed to the person entitled thereto.

COVENANT OF HOUSEHOLD INTERNATIONAL AGAINST CREATION OF PLEDGES OR LIENS

    Household International covenants in the Indentures that, with the exceptions listed below, it will not issue, assume or guarantee any indebtedness for borrowed money secured by a mortgage, security interest, pledge or lien ("security interest") of or upon any of its property, now owned or hereafter acquired, unless the Guarantees, by supplemental indenture, are effectively secured by such security interest equally and ratably with all other indebtedness secured thereby. The term "indebtedness for borrowed money" does not include any guarantee or other recourse obligation in connection with the sale or discount by Household International or any of its subsidiaries of finance or accounts receivable, trade acceptances, or other paper arising in the ordinary course of its business.

    The foregoing covenant does not apply to (a) security interest to secure the payment of the purchase price on property, shares of capital stock, or indebtedness acquired by Household International or the cost of construction or improvement of such property or the refinancing of all or any part of such secured indebtedness, provided that such security interests do not apply to any other property, shares of capital stock, or indebtedness of Household International; (b) security interests on property, shares of capital stock, or indebtedness existing at the time of acquisition by Household International; (c) security interests on property of a corporation which security interest interests exist at the time such corporation merges or consolidates with or into Household International or which security interests exist at the time of the sale or transfer of all or substantially all of the assets of such corporation to Household International; (d) security interests of Household International to secure any of its indebtedness to a subsidiary; (e) security interests in property of Household International in favor of the United States of America or any state or agency or instrumentality thereof, or in favor of any other country or political subdivision, to secure partial, progress, advance, or other payments pursuant to any contact or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such security interest; (f) security interests on properties financed through tax exempt municipal obligations, provided that such security interests are limited to the property so financed; (g) security interests existing on September 1, 1998; and (h) any extension, renewal, refunding, or replacement (or successive extensions, renewals, refundings, or replacements), in whole or in part, of any security interest referred to in the foregoing clauses (a) through (g) inclusive, provided, however, that the principal amount of indebtedness secured in such extension, renewal, refunding, or replacement does not exceed the principal amount of indebtedness secured at the time by such security interest, and provided further, that such extension, renewal, refunding, or replacement of such security interest is limited to all or part of the property subject to such security interest so extended, renewed, refunded, or replaced.

    Notwithstanding the foregoing, Household International may, without equally and ratably securing the Guarantees, issue, assume, or guarantee indebtedness secured by a security interest not excepted pursuant to clauses (a) through (h) above, if the aggregate amount of such indebtedness, together with all other indebtedness of, or guaranteed by, Household International existing at such time and secured by security interests not so excepted, does not at the time exceed 10% of Household International's

Consolidated Net Worth. As used herein, "Consolidated Net Worth" shall mean the difference between Household International's consolidated assets and consolidated liabilities as shown on Household International's most recent audited consolidated financial statements prepared in accordance with United States generally accepted accounting principles. In addition, an arrangement with any person providing for the leasing by Household International of any property, which property has been or is to be sold or transferred by Household International to such person with the intention that such property be leased back to Household International, shall not be deemed to create any indebtedness secured by a security interest if the obligation with respect to such lease would not be included as liabilities on a consolidated balance sheet of Household International. The Holders of not less than a majority in principal amount of the Debt Securities at the time outstanding under an Indenture, on behalf of the Holders of all of the Debt Securities issued under such Indenture, may waive compliance with the foregoing covenants. (Section 4.04)

SATISFACTION, DISCHARGE AND DEFEASANCE OF THE INDENTURES AND DEBT SECURITIES

    If there is deposited irrevocably with the Trustee as trust funds for the benefit of the Holders of Debt Securities of a particular series, for the purpose hereinafter stated, an amount, in money or the equivalent in securities of the United States or securities the principal of and interest on which is fully guaranteed by the United States, sufficient to pay the principal, premium, if any, and interest, if any, on such series of Debt Securities on the dates such payments are due in accordance with the terms of such series of Debt Securities through their maturity, and if the Company has paid or caused to be paid all other sums payable by it under the applicable Indenture with respect to such series, then the Company will be deemed to have satisfied and discharged the entire indebtedness represented by such series of Debt Securities and all the obligations of the Company and Household International under such Indenture with respect to such series, except as otherwise provided in such Indenture. In the event of any such defeasance, Holders of such Debt Securities will be able to look only to such trust funds for payment of principal, premium, if any, and interest, if any, on their Debt Securities. (Section 7.03)

    For federal income tax purposes, any such defeasance may be treated as a taxable exchange of the related Debt Securities for an issue of obligations of the trust or a direct interest in the cash and securities held in the trust. In that case, Holders of such Debt Securities may recognize a gain or loss as if the trust obligations or the cash or securities deposited, as the case may be, had actually been received by them in exchange for their Debt Securities. Such Holders thereafter would be required to include in income a share of the income, gain or loss of the trust. The amount so required to be included in income could be a different amount than would be includable in the absence of defeasance. Prospectus investors are urged to consult their own tax advisors as to the specific consequences to them of defeasance.

THE TRUSTEES

    Household International and its subsidiaries maintain banking relationships with The First National Bank of Chicago and The Chase Manhattan Bank in the normal course of business. The First National Bank of Chicago and The Chase Manhattan Bank also act as trustees under other indentures of Household International or its subsidiaries under which debt securities have been issued and are outstanding.

MODIFICATION OF INDENTURES

    Each Indenture provides that the Holders of not less than a majority in principal amount of each series of Debt Securities at the time outstanding under such Indenture may enter into supplemental indentures for the purpose of amending or modifying, in any manner, provisions of the Indenture or of any supplemental indenture modifying the rights of Holders of such series of Debt Securities. However, no such supplemental indenture, without the consent of the Holder of each outstanding Debt Security affected thereby, shall, among other things, (i) change the maturity of the principal of, or any installment of interest on any Debt Security, or reduce the principal amount thereof or the interest thereon or any premium payable upon the redemption thereof, or (ii) reduce the aforesaid percentage of the Debt Securities, the consent of the Holders of which is required for the execution of any such supplemental indenture or for any waiver of compliance with any covenant or condition in such Indenture. (Section 12.02)

    Each Indenture may be amended or supplemented without the consent of any Holder of Debt Securities under certain circumstances, including (i) to cure any ambiguity, defect or inconsistency in the Indenture, any supplemental indenture, or in the Debt Securities of any series; (ii) to evidence the succession of another corporation to the Company or Household International and to provide for the assumption of all the obligations of the Company or Household International under the Indenture by such corporation; (iii) to provide for uncertificated debt securities in addition to certificated debt securities; (iv) to make any change that does not adversely affect the rights of Holders of Debt Securities issued thereunder; (v) to provide for a new series of Debt Securities; or (vi) to add to rights to Holders of Debt Securities or add additional Events of Default. (Section 12.01)

SUCCESSOR ENTITY

    Household International may not consolidate with or merge into, or transfer, sell or lease its properties and assets as, or substantially as, an entirety to another entity unless the successor entity is a corporation incorporated within the United States and, after giving effect thereto, no default under the Indenture shall have occurred and be continuing. Thereafter, except in the case of a lease, all obligations of Household International under the Indenture terminate. (Sections 11.01 and 11.02)

    The Indentures do not contain any covenants specifically designed to protect Holders of Debt Securities against a reduction in the creditworthiness of Household International or the Company in the event of a highly leveraged transaction.

EVENTS OF DEFAULT

    Each Indenture defines the following as Events of Default with respect to any series of Debt Securities: default for 30 days in the payment of any interest upon any Debt Security of such series issued under such Indenture; default in the payment of any principal of or premium on any such Debt Security; default for 30 days in the deposit of any sinking fund or similar payment for such series of Debt Securities; default for 60 days after notice in the performance of any other covenant in the Indenture; certain defaults for 30 days after notice in the payment of principal or interest, or in the performance of other covenants, with respect to borrowed money under another indenture in which the Trustee for such Debt Securities is trustee which results in the principal amount of such indebtedness becoming due and payable, prior to maturity, which acceleration has not been rescinded or annulled; and certain events of bankruptcy, insolvency or reorganization. The Company and Household International are required to file with each Trustee annually an Officers' Certificate as to the absence of certain defaults under the Indenture. (Sections 8.01, 3.06 and 4.05)

    If an Event of Default with respect to Debt Securities of any series at the time outstanding occurs and is continuing, either the Trustee or the Holders of not less than 25% in principal amount of the outstanding Debt Securities of such series by notice as provided in the Indenture may declare the principal amount of all the Debt Securities of any such series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree for payment of money has been obtained by the Trustee, the Holders of not less than a majority in principal amount of outstanding Debt Securities of such series may, under certain circumstances, rescind or annul such declaration of acceleration. (Section 8.02)

    The Holders of not less than a majority in principal amount of the outstanding Debt Securities of each series may, on behalf of all Holders of Debt Securities of such series, waive any past default under the Indenture and its consequences with respect to Debt Securities of such series, except a default
(a) in the
payment of principal of or premium, if any, or interest, if any, on any Debt Securities of such series, or (b) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each outstanding Debt Security of such series affected. (Section 8.13)

    Each Indenture provides that the Trustee thereunder may withhold notice to Holders of Debt Securities of any default (except in payment of the principal of (or premium, if any) or interest on any Debt Security issued under such Indenture or in the payment of any sinking fund or similar payment) if it considers it in the interest of Holders of Debt Securities to do so. (Section 9.02)

    Holders of Debt Securities may not enforce an Indenture except as provided therein. (Section 8.07) Each Indenture provides that the Holders of a majority in principal amount of the outstanding Debt Securities issued under such Indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (Section 8.12) The Trustee will not be required to comply with any request or direction of Holders of Debt Securities pursuant to the Indenture unless offered indemnity against costs and liabilities which might be incurred by the Trustee as a result of such compliance. (Section 9.03(e))

                            DESCRIPTION OF WARRANTS

    The Company may issue, together with any Debt Securities offered by any Prospectus Supplement or separately, Warrants for the purchase of other Debt Securities. The Warrants are to be issued under warrant agreements (each a "Warrant Agreement") to be entered into among the Company, Household International and a bank or trust company, as warrant agent ("Warrant Agent"), all as set forth in the Prospectus Supplement relating to the particular issue of Warrants ("Offered Warrants"). A copy of the forms of Warrant Agreement, including the form of warrant certificates representing the Warrants ("Warrant Certificates"), reflecting the alternative provisions to be included in the Warrant Agreements that will be entered into with respect to particular offerings of Warrants, is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Warrant Agreement and the Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Warrant Agreement and the Warrant Certificates, respectively, including the definitions therein of certain terms.

GENERAL

    The Prospectus Supplement will describe the terms of the Offered Warrants, the Warrant Agreement relating to the Offered Warrants and the Warrant Certificates representing the Offered Warrants, including the following: (1) the designation, aggregate principal amount, and terms of the Debt Securities purchasable upon exercise of the Offered Warrants; (2) the designation and terms of any related Debt Securities with which the Offered Warrants are issued and the number of Offered Warrants issued with each such Debt Security; (3) the date, if any, on and after which the Offered Warrants and the related Offered Debt Securities will be separately transferable; (4) the principal amount of Debt Securities purchasable upon exercise of one Offered Warrant and the price at which such principal amount of Debt Securities may be purchased upon such exercise; (5) the date on which the right to exercise the Offered Warrants shall commence and the date ("Expiration Date") on which such right shall expire; (6) whether the Warrants represented by the Warrant Certificates will be issued in registered or bearer form, and if registered, where they may be transferred and registered; and (7) any other terms of the Offered Warrants.

    Warrant Certificates will be exchangeable on the terms specified in the Prospectus Supplement for new Warrant Certificates of different denominations, and Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise and will not be entitled to payments of principal of, premium, if any, or interest, if any, on the Debt Securities purchasable upon such exercise.

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EXERCISE OF WARRANTS

    Each Offered Warrant will entitle the holder to purchase such principal amount of Debt Securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Offered Warrants by payment of such exercise price in full in the manner specified in the Prospectus Supplement. Offered Warrants may be exercised at any time up to the close of business on the Expiration Date set forth in the Prospectus Supplement relating to the Offered Warrants. After the close of business on the Expiration Date, unexercised Warrants will become void.

    Upon receipt of payment of the exercise price and the Warrant Certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement, the Company will, as soon as practicable, forward the Debt Securities purchasable upon such exercise. If less than all of the Warrants represented by such Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amount of Warrants.

                              PLAN OF DISTRIBUTION

    The Company may sell the Securities in any of three ways: (i) through underwriters or dealers; (ii) directly to a limited number or purchasers or to a single purchaser; or (iii) through agents. The Prospectus Supplement will set forth the terms of the offering of the Offered Debt Securities and any Offered Warrants (collectively, the "Offered Securities"), including the name or names of any underwriters, dealers or agents, the purchase price of the Offered Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, and any discounts and commissions allowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    If the Offered Securities are sold through underwriters, the Prospectus Supplement relating thereto will describe the nature of the obligation of the underwriters to take the Offered Securities. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriting firms acting alone. The underwriter or underwriters with respect to a particular underwritten offering of Offered Securities will be named in the Prospectus Supplement relating to such offering, and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Offered Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Offered Securities if any are purchased.

    The Offered Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Offered Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement relating thereto.

    Underwriters and agents who participate in the distribution of the Offered Securities may be entitled under agreements which may be entered into by the Company or Household International to indemnification by the Company and Household International against certain liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof.

    If so indicated in the Prospectus Supplement, the Company will authorize underwriters, dealers or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Offered Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any

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such contract will not be subject to any conditions except that (i) the purchase of the Offered Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject, and (ii) if the Offered Securities are also being sold to underwriters, the Company shall have sold to such underwriters the Offered Securities not sold for delayed delivery. The underwriters, dealers and such other persons will not have any responsibility in respect to the validity or performance of such contracts.

    There can be no assurance that a secondary market will be created for the Offered Securities or, if it is created, that it will continue.

                                 ERISA MATTERS

    The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), imposes certain restrictions on employee benefit plans ("Plans") that are subject to ERISA and on persons who are fiduciaries with respect to such Plans. In accordance with the ERISA's general fiduciary requirements, a fiduciary with respect to any such Plan who is considering the purchase of Securities on behalf of such Plan should determine whether such purchase is permitted under the governing Plan documents and is prudent and appropriate for the Plan in view of its overall investment policy and the composition and diversification of its portfolio. Other provisions of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), prohibit certain transactions between a Plan and persons who have certain specified relationships to the Plan ("parties in interest" within the meaning of ERISA or "disqualified persons" within the meaning of Section 4975 of the Code). Thus, a Plan fiduciary considering the purchase of Securities should consider whether such purchase might constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code.

    The Company or Household International may be considered a "party in interest" or a "disqualified person" with respect to many Plans that are subject to ERISA. The purchase of Securities by a Plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of
Section 4975 of the Code (including individual retirement accounts and other plans described in Section 4975 (c)(1) of the Code) and with respect to which the Company or Household International is a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or
Section 4975 of the Code, unless such Securities are acquired pursuant to and in accordance with an applicable exemption, such as Prohibited Transaction Class Exemption ("PTCE") 84-14 (an exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 80-51 (an exemption for certain transactions involving bank collective investment funds) or PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts). Any pension or other employee benefit plan proposing to acquire any Securities should consult with its counsel.

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